As filed with the Securities and Exchange Commission on October 8, 1999
                                                  Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                ---------------

                       ELECTRO SCIENTIFIC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                                ---------------

          Oregon                      3690                    93-0370304
      (State or other     (Primary Standard Industrial     (I.R.S. Employer
       jurisdiction        Classification Code Number)      Identification
     of incorporation)                                          Number)

                                ---------------

                 13900 NW Science Park Drive, Portland, OR 97229
                                 (503) 641-4141
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               JONATHAN C. HOWELL
                Senior Vice President and Chief Financial Officer
                       ELECTRO SCIENTIFIC INDUSTRIES, INC.
                           13900 NW Science Park Drive
                             Portland, Oregon 97229
                                 (503) 641-4141
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                    Copy to:

                                Annette M. Mulee
                                 Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2600
                             Portland, Oregon 97204
                                 (503) 224-3380

     Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                    CALCULATION OF REGISTRATION FEE
======================================================================================================
Title of each class                     Proposed maximum       Proposed maximum
  of securities to     Amount to be     offering price per     aggregate offering     Amount of
  be registered        registered       share (1)              price (1)              registration fee
------------------------------------------------------------------------------------------------------
Common Stock           509,250          $ 51.00                $ 25,971,750           $ 7,221
======================================================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low price for the
Common Stock on October 7, 1999 as reported on the Nasdaq National Market.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1999

                       ELECTRO SCIENTIFIC INDUSTRIES, INC.

                         509,250 Shares of Common Stock


     The shareholders of Electro Scientific Industries, Inc. named in this prospectus may sell shares of our common stock. We will not receive any proceeds from the sale of these shares by the shareholders.

     The shareholders may sell these shares from time to time at market prices, in negotiated transactions or otherwise. The shareholders will pay commissions or discounts to brokers or dealers in amounts to be negotiated immediately prior to the sale. See "Plan of Distribution" for more information on this topic.

     Our common stock is traded on the Nasdaq National Market under the symbol "ESIO." On October 7, 1999, the last sale price for our common stock as reported on the Nasdaq National Market was $51.00 per share.

     See "Risk Factors" on page 2 for a discussion of risks related to an investment in the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

     You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus in any state where the offer is not permitted by law. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. There may have been changes in our affairs since the date of the prospectus.

                                ---------------

                The date of this prospectus is October ___, 1999.

                                       ESI

     ESI provides electronics manufacturers with equipment necessary to produce key components used in wireless telecommunications, computers, automotive electronics, and many other electronic products. We believe we are the leading supplier of

     o advanced laser systems used to improve the yield of semiconductor memory devices,

     o high-speed test and termination equipment used in the high-volume production of miniature passive electronic components, and

     o  advanced laser systems used to fine tune electronic circuitry.

     Additionally, we produce a family of mechanical and laser drilling systems for production of printed wiring boards and advanced electronic packaging, as well as machine vision products for manufacturers of semiconductors, electronics and other products. Our products enable these manufacturers to reduce production costs, increase yields and improve the quality of their products. Our customers include manufacturers of

     o wireless telecommunication and automotive electronics products, such as AT&S, Ericsson, IBM, Motorola, Multek, VDO and W.L. Gore,

     o miniature capacitors, such as AVX, Kyocera, Phillips, Samwha, Taiyo Yuden and Walsin,

     o  semiconductor memory devices, such as Hitachi, Hyundai, IBM and Samsung,

     o printed wiring boards, such as IBM, Johnson-Matthey/ACI, Maxedge and Multek, and

     o users of machine vision systems in electronic manufacturing equipment, such as Canon, Kulicke & Soffa and Universal Instruments.

     We were incorporated in April 1949; our executive offices are located at 13900 NW Science Park Drive, Portland, Oregon 97229, and our telephone number is
(503) 641-4141.

                                  RISK FACTORS

     You should carefully consider the following risk factors and other information in or incorporated in this prospectus before deciding to invest in shares of our common stock.

     The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not known to us or that we now think are immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. If that occurs, the trading price of our common stock could decline, and you may lose all or part of your investment.

Electronics industry downturns may adversely affect our operating results.

     Our business depends in large part upon the capital expenditures of manufacturers of electronic devices, including

     o  miniature capacitors,

     o  semiconductor memory devices, and

     o circuits used in wireless telecommunications equipment, including pagers and wireless phones, automotive electronics, and computers.

The markets for products manufactured by our customers are highly cyclical and have historically experienced periodic downturns. These downturns often have had a severe effect on the demand for the type of capital equipment we sell. These markets may experience downturns in the future or those downturns could have a material adverse effect on our operating results.

The loss of one of our major customers would have an adverse impact on our business.

     Ten multinational electronics companies constituted 26.9% of our fiscal 1999 sales. The loss of any of these customers would have a significant effect on our financial statements.

We face risks associated with rapid technological change and dependence on new product introductions and product enhancements.

     The market for our products is characterized by rapidly changing technology and evolving industry standards. We cannot assure you that our current technology base will continue to address current and evolving customer needs. Although we believe we have certain technical and other advantages over our competitors, maintaining such advantages will require a continued high level of investment by us in research and development and sales and marketing. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will be able to make the technological advances necessary to maintain such competitive advantages. We believe our future success will depend on our ability to develop and manufacture new products and product enhancements and to introduce them successfully into the market. Failure to do so in a timely fashion could harm our competitive position. The announcements or introductions of new products by us or our competitors may adversely affect our operating results, since these announcements or introductions may cause customers to defer or forego ordering products from our existing product lines.

Our future operating results may fluctuate.

     We have experienced and expect to continue to experience significant fluctuations in our quarterly operating results due to a variety of factors, including

     o  the timing of new product announcements by us and our competitors,

     o market acceptance of new products and enhanced versions of our current products,

     o  timing and shipment of significant orders,

     o  mix of products sold,

     o  customer cancellations or shipment delay,

     o  production delays,

     o  exchange rate fluctuations,

     o  management decisions to commence or discontinue products,

     o  length of sales cycles, and

     o  cyclicality in the electronics industry.

     We derive a substantial portion of our net sales from the sale of a relatively small number of systems, which typically range in price from $150,000 to over $1 million. As a result, the timing of a single transaction could have a significant impact on our quarterly net sales and operating results.

     Our backlog at the beginning of a quarter does not include all orders needed to achieve our sales objectives for that quarter. Consequently, our net sales and operating results for a quarter will depend upon whether we can generate orders to be shipped in the same quarter we receive them. Furthermore, a substantial portion of our net sales has historically been realized near the end of each quarter. Accordingly, the failure to receive anticipated orders or delays in shipments near the end of a particular quarter due, for example, to unanticipated shipment reschedulings, cancellations by customers or unexpected manufacturing difficulties, may cause net sales in a particular quarter to fall significantly below our expectations. Such a shortcoming would have a material adverse effect on our operating results for such quarter.

     Because we need to make continued expenditures for research and development, capital equipment and worldwide customer service and support, we may have difficulty reducing our expenses in a particular quarter if our sales goals for such quarter are not met. Accordingly, we may sustain losses in future quarters.

We face intense competition.

     The electronics capital equipment industry is highly competitive. We face substantial competition from established competitors, some of which have greater financial, engineering, manufacturing and marketing resources than we do. In addition, some of our customers have the potential to compete with us because they have developed, or have the ability to develop, manufacturing equipment for internal use. Our competitors in each product area can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Furthermore, competition in our markets could intensify or our technological advantages may be reduced or lost as a result of technological advances by competitors or customers.

We face risks associated with infringement of our intellectual property rights and claims of patent infringement alleged against us.

     Our success depends in part on our proprietary technology. While we attempt to protect our proprietary technology through patents, copyrights and trade secrets, we believe our success will depend largely upon continued innovation and technological expertise. We cannot assure you that we will be able to protect our technology or that competitors will be unable to develop similar technology independently. The claims allowed on our patents may not be broad enough to protect our technology. In addition, our patents could be challenged, invalidated, or circumvented or the rights they grant might not provide competitive advantages to us.

     In addition, both our customers and we occasionally receive letters from third parties, including some of our competitors, alleging that our products infringe their patent rights. In the past, we have been able to license those patents or technology that were necessary for our business on commercially reasonable terms. We cannot assure you that we will be able to license any infringed patents on reasonable terms in the future. If litigation were instituted against us alleging infringement and seeking damages or expenses from us or to enjoin us from selling our products, we might not prevail.

     Many users of our products have received notice of patent infringement from the Lemelson Medical, Educational & Research Foundation Limited Partnership alleging that their use of our products infringes certain patents transferred to the Partnership by the late Jerome H. Lemelson. Some of these users have notified us that they may seek indemnification from us for damages or expenses resulting from this matter. Some of our customers have settled litigation with Mr. Lemelson, who, before his demise, himself sent notices of infringement to some of our customers. We cannot predict the outcome of this or similar litigation or its effect upon us. This type of litigation or claim could have a material adverse effect upon our financial condition or results of operations.

Fluctuations in international sales and currency exchange rates could adversely affect our operating results.

     International shipments accounted for 55.9% of sales for fiscal year 1999 compared to 58.7% of sales for fiscal year 1998. We expect that international sales will continue to represent a significant percentage of net sales in the future. As a result, a significant portion of our net sales will be subject to risks, including

     o changes in demand resulting from fluctuations in interest and currency exchange rates,

     o  government financed competition,

     o  changes in trade policies,

     o  tariff regulations,

     o  difficulties in obtaining U.S. export licenses, and

     o  the difficulties of staffing and managing foreign operations.

     In addition, approximately 45% of our product sales for fiscal year 1999 were to Asian customers. In fiscal year 1998, this figure was 44%. Several countries in Asia, notably South Korea, Japan and Taiwan, have experienced currency devaluation and/or difficulties in financing short-term obligations. Continued instability in Asian economies could adversely affect the demand for our products in that region or elsewhere.

     Most of our sales are transacted in dollars and our products are made in the United States. However, many Japanese customers pay in yen. To mitigate currency risks, we hedge those sales transactions. The operating expenses of our European and Asian sales subsidiaries are denominated in their respective local currencies. These transactions represent approximately 9.5% of consolidated operating expenses for fiscal year 1999, with 62% of such sales made in Europe and 38% made in Asia. Changes in the value of the local currency, as measured in U.S. dollars, will commensurably increase or decrease operating expenses.

We depend on key personnel.

     Our future success depends, in part, on our ability to retain key personnel. We also need to attract additional skilled personnel in many areas of our business to continue to grow. We cannot assure you that we will be able to retain our existing personnel or attract additional qualified employees in the future.

We depend on a limited group of suppliers for some of our components.

     Some of the components included in our systems are obtained from a single source or a limited group of suppliers. Although we seek to reduce dependence on those sole and limited source suppliers, the partial or complete loss of some of these sources could have at least a temporary adverse effect on our results of operations and could damage customer relationships. Further, a significant increase in the price of one or more of these components could adversely affect our results of operations.

Failure to successfully implement our Year 2000 compliance plan could adversely affect our business.

     Although we believe that the implementation of our Year 2000 compliance plan will prove successful, we cannot assure you that it will. Consequences of not successfully implementing our Y2K plan include

     o  inability to ship product,

     o  delay or loss of sales, and

     o  delays in factory operations.

Our Y2K plan included assessment of the Y2K readiness of our customers and suppliers. However, these third parties, over which we have no control, might not successfully address their own Y2K issues.

Our stock price may be volatile.

     Our common stock is traded on the Nasdaq National Market, which has experienced and is likely to continue to experience significant price and volume fluctuations. These market fluctuations could adversely affect the market price of our common stock without regard to our operating performance.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities and Exchange Act of 1934. We have filed with the SEC a registration statement under the Securities Act of 1933 for the common stock offered by this prospectus. For further information, you should refer to the registration statement and its exhibits. You can inspect and copy our reports, proxy statements, the registration statement and other information filed with the SEC at the offices of the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet Website at http://www.sec.gov where you can obtain some of our SEC filings. In addition, you can inspect our reports, proxy materials and other information at the offices of the Nasdaq Stock Market at 1735 K Street NW, Washington D.C. 20006.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and take the place of this information. We are incorporating by reference in this prospectus the following documents filed with the SEC under the Exchange Act:

     o Our latest Annual Report on Form 10-K filed pursuant to Section 13(a) of the Exchange Act;

     o all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by our latest Annual Report on Form 10-K;

     o The description of our common stock contained in our registration statement filed under Section 12 of the Exchange Act, including any amendment or report updating the description.

     In addition, we incorporate by reference all documents we will file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering. We refer to these documents, and the documents listed above, in this prospectus as "incorporated documents." You should consider all incorporated documents a part of this prospectus.

     You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address:

Electro Scientific Industries, Inc.
13900 NW Science Park Drive
Portland, OR  97229
Attention: Corporate Secretary
Telephone:  (503) 641-4141

                              SELLING SHAREHOLDERS

     The following table sets forth certain information provided to us by the selling shareholders.

                                     Amount of common stock beneficially       Amount offered for selling
                                         owned by shareholder before         shareholder's account by this
     Name of selling shareholder                  offering                             prospectus
     ---------------------------     -----------------------------------     -----------------------------
     Thomas M. Randgaard                           467,247                               233,623
     Paul R. Sjolund                               467,247                               233,623
     Mark W. Tschurr                                84,006                                42,004

     Mr. Randgaard was President and Secretary of MicroVision prior to our acquisition of MicroVision. He currently holds an executive management position at MicroVision. The amount of common stock shown above to be beneficially owned by Mr. Randgaard before this offering includes 45,555 shares that have been placed in escrow.

     Mr. Sjolund was Chairman of the Board and Vice President of Engineering of MicroVision prior to our acquisition of MicroVision. He currently holds an executive management position at MicroVision. The amount of common stock shown above to be beneficially owned by Mr. Sjolund before this offering includes 45,555 shares that have been placed in escrow.

     Mr. Tschurr was Vice President of Sales and Marketing of MicroVision prior to our acquisition of MicroVision. He currently holds an executive management position at MicroVision. The amount of common stock shown above to be beneficially owned by Mr. Tschurr before this offering includes 4,342 shares that have been placed in escrow and 39,475 shares subject to options that are currently exercisable. The shares covered by this registration statement include 19,737 shares subject to such options.

                              PLAN OF DISTRIBUTION

     We are registering shares of common stock on behalf of the selling shareholders. "Selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions, including block transactions,

     o  on the Nasdaq Stock Market,

     o  in the over-the-counter market,

     o  in negotiated transactions,

     o  through put or call options transactions relating to the shares, and

     o  through short sales of shares,

or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     The selling shareholders may sell shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.

     The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against specified liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

     If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Act, disclosing

     o the name of each such selling shareholder and of the participating broker-dealer(s),

     o  the number of shares involved,

     o  the price at which such shares were sold,

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

     o  other facts material to the transaction.

In addition, if we are notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                     EXPERTS

     The financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                  LEGAL MATTERS

     Stoel Rives LLP, Portland, Oregon will pass upon the validity of the issuance of the common stock offered by this prospectus.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the Company in connection with the offer and sale of the common stock being registered. All amounts are estimates except the registration fee.

     Registration fee................................  $ 7,221
     Accounting fees and expenses....................  $ 2,500
     Legal fees and expenses.........................  $ 2,500
     Miscellaneous...................................  $ 2,500
                                                       -------
          Total......................................  $14,721

Item 15.  Indemnification of Officers and Directors

     Article VII of the Company's Third Restated Articles of Incorporation indemnifies directors and officers to the fullest extent permitted by law. The effects of Article VII may be summarized as follows:

          (a) The Article grants a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and had reasonable cause to believe his conduct was unlawful.

          (b) The Article grants a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorneys' fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted regarding any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct unless permitted by a court.

          (c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right. Persons who have not been wholly successful on the merits are not necessarily precluded from being reimbursed by the Company for their expenses so long as (i) the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, determines that their conduct has met the standards required for indemnification set out in the Oregon statutes; (ii) independent legal counsel renders written advice that in their opinion such person has met the standards for indemnification; (iii) the stockholders determine that the person has met the standards for indemnification; or
     (iv) the court in which the action, suit or proceeding was pending determines that indemnification is proper.

          (d) The Company may pay expenses incurred in defending an action, suit or proceeding in advance of the final disposition thereof upon receipt of a satisfactory undertaking to repay in the event indemnification is not authorized.

          (e) The above paragraphs summarize the indemnification expressly authorized by the Oregon Business Corporation Act (the "Act"). Article VII provides for indemnification to the fullest extent permitted by law, which is intended to provide indemnification broader than that expressly authorized by the Act. It is unclear to what extent Oregon law permits such broader indemnification. The limits of lawful indemnification may ultimately be determined by the courts.

     The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any statute, agreement, vote of shareholders or directors or otherwise.

     The Company has directors' and officers' insurance coverage which insures directors and officers of the Company and its subsidiaries against certain liabilities.

     The Company has also entered into indemnity agreements with certain directors and officers. While the indemnity agreements in large part incorporate the indemnification provisions of the Act as described above, they vary from the statute in several respects. In addition to the indemnification expressly permitted under the statute, the agreements provide for indemnification for settlements in derivative lawsuits and expand coverage in proceedings involving a breach of fiduciary duty to include judgments. The contracts also require the Company to pay expenses incurred by an indemnitee in advance of final disposition of a suit or proceeding upon request of the indemnitee, without regard to the indemnitee's ability to repay the sum advanced and without prior approval of the directors, stockholders or court, or the receipt of an opinion of counsel. A claimant would thus be entitled to receive advanced expenses unless action were taken to prevent such payment. The agreements also generally shift the presumption in favor of indemnification of the indemnitee. Partial indemnification is also expressly authorized by the agreements.

Item 16.  Exhibits

     (a)  Exhibits

    4.1 Restated Articles of Incorporation of the Registrant and amendment thereto (incorporated by reference to Exhibit 3-A to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1991, File No. 0-12853, and by reference to Exhibit 3-B to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1999, File No. 0-12853).

    4.2 Bylaws of the Registrant. Incorporated by reference to Exhibit 3-B to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1994, File No. 0-12853.

    4.3 Rights Agreement, dated as of May 7, 1999, between the Registrant and First Chicago Trust Company of New York (incorporated by reference to
          Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated May 7, 1999, File No. 0-12853).

    5.1   Opinion of Stoel Rives LLP; see page II-8.

    23.1  Consent of Arthur Andersen LLP; see page II-9.

    23.2  Consent of Stoel Rives LLP (included in Exhibit 5.1).

    24.1  Powers of Attorney; see page II-5.

1Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on October 8, 1999.

                                       ELECTRO SCIENTIFIC INDUSTRIES, INC.


                                       By JONATHAN C. HOWELL
                                          --------------------------------------
                                          Jonathan C. Howell, Senior Vice
                                          President and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities on October 8, 1999.

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald R. VanLuvanee and Jonathan C. Howell, or either of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (whether pre-effective or post-effective) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

          Signature                                     Title
          ---------                                     -----

     DONALD R. VANLUVANEE              Director, President and Executive Officer
----------------------------------     (Principal Executive Officer)
     Donald R. VanLuvanee


     JONATHAN C. HOWELL                Senior Vice President and Chief Financial
----------------------------------     Officer (Principal Financial and
     Jonathan C. Howell                Accounting Officer)

     DAVID F. BOLENDER                 Director
----------------------------------
     David F. Bolender


                                       Director
----------------------------------
     Larry L. Hansen


     W. ARTHUR PORTER                  Director
----------------------------------
     W. Arthur Porter


     VERNON B. RYLES, JR.              Director
----------------------------------
     Vernon B. Ryles, Jr.


     GERALD F. TAYLOR                  Director
----------------------------------
     Gerald F. Taylor


                                       Director
----------------------------------
     Jon D. Tompkins


                                       Director
----------------------------------
     Keith L. Thomson

                                  EXHIBIT INDEX

   Exhibit
   -------

     4.1 Third Restated Articles of Incorporation of the Registrant and amendment thereto (incorporated by reference to Exhibit 3-A to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1991, File No. 0-12853, and by reference to Exhibit 3-B to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1999, File No. 0- 12853).

     4.2 Bylaws of the Registrant. Incorporated by reference to Exhibit 3-B to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1994, File No. 0-12853.

     4.3 Rights Agreement, dated as of May 7, 1999, between the Registrant and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated May 7, 1999, File No. 0-12853).

     5.1    Opinion of Stoel Rives LLP; see page II-8.

     23.1   Consent of Arthur Andersen LLP; see page II-9.

     23.2   Consent of Stoel Rives LLP (included in Exhibit 5.1).

     24.1   Powers of Attorney; see page II-5.

                                                                     EXHIBIT 5.1



                                 October 8, 1999



Board of Directors
Electro Scientific Industries, Inc.
13900 NW Science Park Drive
Portland, Oregon 97229

     We have acted as counsel for Electro Scientific Industries, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the resale of 509,250 shares of common stock, without par value, (the "Shares") of the Company by the holders thereof (the "Selling Shareholders"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon;

     2. The currently outstanding Shares have been duly authorized and are legally issued, fully paid, and nonassessable; and

     3. Shares subject to options that may be exercised and sold under the Registration Statement have been duly authorized, and when issued in accordance with the terms of those options, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP

                                       STOEL RIVES LLP

                                                                    EXHIBIT 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 2, 1999 included in Electro Scientific Industries, Inc.'s Form 10-K for the fiscal year ended May 31, 1999 and to all references to our firm included in the Registration Statement.


ARTHUR ANDERSEN LLP


Portland, Oregon
October 7, 1999